Exhibit 10.1

PARTICIPATION AGREEMENT

THIS AGREEMENT made, executed and concluded this 28th day of March, 2008 by and between Capital City Petroleum, Inc., whose address is 8351 North High Street, Columbus, Ohio 43235, hereinafter called “CCPET” and The Opportunity Fund, LLC whose address is 1335 Dublin Road, Suite 122-D, Columbus, OH, 43215, hereinafter called “Purchaser”.

WHEREAS, CCPET is the owner of the oil and gas leasehold estate in and to the following well(s) (hereinafter called the “Well(s)”) - See Exhibit A attached.

WHEREAS, Purchaser desires to purchase a participation interest (“Participation Interest”) in the Well(s) and related leasehold estate held by CCPET for the production of oil and gas.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) in hand paid, and the covenants, stipulations and agreements herein contained, the parties hereto have agreed as follows:

1.           CCPET hereby agrees to sell and Purchaser hereby agrees to purchase the Participation Interest in an undivided  75% of the working interest in and to the Well(s).  Neither the participation interest nor the working interest in the Well(s) shall be taxed as a partnership.  The Participation Interest acquired by Purchaser shall be subject to the landowner’s royalty interest and any overriding royalty interests, but the working interest participated in by Purchaser shall be equal to not less than 75% of all oil and gas produced and saved. CCPET shall serve as the nominee owner of the underlying working interests being participated in by the Purchaser and no assignments of the underlying working interests will be made.

2.           Purchaser shall pay to CCPET upon execution of this Participation Agreement the sum total of $750,000, for the Participation Interest.

3.           Distributions will be paid quarterly.  CCPET will be paid a 1% annual management fee based upon contributed capital, which will be deducted from quarterly distributions (0.25% per quarter) in arrears to cover administrative costs incurred by CCPET.

4.           Purchaser shall have the right to put (sell back) the Participation Interest to CCPET after twelve (12) months or prior to the end of the fourteenth (14) month from the execution of this Participation Agreement for 100% of the Purchaser’s contributed capital.

5.           CCPET will further guarantee to the Purchaser distributions totaling twelve (12%) percent on contributed capital for the first twelve (12) months of the Participation Agreement.

6.           Should Purchaser desire to sell all or any part of its Participation Interest or otherwise arising from this Agreement to a buyer not affiliated with CCPET, it shall promptly give written notice to CCPET, with full information concerning its proposed disposition.  CCPET shall then have an optional right of first refusal to acquire the Participation Interest upon the same terms, which right must be exercised by CCPET within sixty (60) days after receipt of the notice from Purchaser.  Upon any involuntary disposition by Purchaser, CCPET shall have the optional right to purchase any such Participation.  Interest for the then fair market value of the Participation Interest; CCPET must exercise its right within sixty (60) days after receiving actual notice of the proposed involuntary disposition.

7.           CCPET shall keep complete records of all expenses relating to the services covered by this Agreement.  Records shall be available for inspection by Purchaser at the CCPET’s office by appointment at any reasonable time.

8.           The parties hereto agree that they are not partners. CCPET shall provide timely tax information to Purchaser without additional charge.

9.           Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrant as follows:  Purchaser is engaged in the business of oil and gas exploration; is an "Accredited Investor" as defined by Rule 502 of Regulation D promulgated by the SEC; understands that oil and gas investments involve risk; and is acquiring the Participation Interest for the purpose of long term investment for its own account, and with no present intent of reselling, redistributing or otherwise transferring the Participation Interest.

10.           Arbitration of Disputes.  All controversies or disputes of any kind arising out of or relating to this Agreement, now or in the future, shall be settled by arbitration. Without limiting the foregoing, this paragraph specifically applies to (1) transactions entered into or services provided prior, on, or subsequent to the date of this Agreement; and (2) the construction, performance, or alleged breach of this Agreement, or any other agreement entered into between the CCPET and the Purchaser at any time, including the issue of whether the dispute is subject to arbitration. Such arbitration shall be conducted in accordance with the Securities Arbitration Rules of the American Arbitration Association as such rules are amended from time to time, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties understand and agree that: (i) arbitration is final and binding on the parties; (ii) the parties are waiving their right to seek remedies in court, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings; (iv) the arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited, and (v) that the business and operations of the Company involve interstate commerce and any dispute regarding the enforcement of this arbitration agreement, including any motion to compel arbitration or any defense to the arbitrability of this provision, shall be interpreted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

11.           This Agreement shall be interpreted under the laws of the State of Ohio and shall be binding upon the parties hereto, their heirs, personal representatives, successors and assigns, and shall inure to the benefit thereof.

WITNESS the due execution hereof the day and year first above written.

Capital City Petroleum, Inc	The Opportunity Fund, LL
(CCPET)	(Purchaser)

By: /s/ Timothy W. Crawford	By: /s/ Joseph Smith
Timothy W. Crawford, CEO	Joseph Smith - Manager

FED TAX ID: 76-0838364	FED TAX ID: 30-0023478